Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 16, 2012, with respect to the consolidated financial statements included in the Annual Report of IVAX Diagnostics, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2011.  We hereby consent to the incorporation by reference of said report in the Registration Statements of IVAX Diagnostics, Inc. on Forms S-8 (File No. 333-161393, effective August 17, 2009, and 333-48316, effective October 20, 2000).

/s/ Grant Thornton LLP

Miami, Florida

April 16, 2012